                            STOCK PURCHASE AGREEMENT

                           This STOCK PURCHASE AGREEMENT (the "Agreement") dated
as of September 15, 2000 by and between Dune Holdings Inc. 135 East 57th
Street, Suite 1100, New York, NY 10022-2050 (the "Seller") and PDK Acquisition Corp., a New York corporation (the "Buyer").

         WHEREAS, Seller desires to sell, and the Buyer desires to purchase, 200,000 shares of PDK Labs Inc. (the "Company") common stock, par value $.01 per share (the "Shares"), on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Company is contemplating a going private transaction with certain members of its management.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1.       Purchase and Sale of Shares; Closing.

                  (a) Purchase and Sale. Upon the terms and subject to the conditions set forth herein, the Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, assign and deliver to the Buyer, all of the Shares free and clear of all Liens (as hereinafter defined).

                  (b) Purchase Price. The purchase price for the Shares is Five Dollars ($5.00) per share (the "Per Share Purchase Price"), or an aggregate purchase price of One Million Dollars ($1,000,000) (the "Purchase Price").

                  (c) Within five (5) business days following the date hereof (i) the Buyer shall deliver the Purchase Price by wire transfer of immediately available funds to Berlack, Israels & Liberman LLP, as escrow agent (the "Escrow Agent") and the Seller shall deliver the Shares along with stock power (the "Stock Power") duly endorsed by Seller in blank, to the Escrow Agent. The Purchase Price, the Shares and the Stock Power (as hereinafter defined) shall be held by the Escrow Agent in accordance with the terms of an Escrow Agreement among Buyer, Seller and the Escrow Agent, a form of which is attached hereto as Exhibit A.

                  (d) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the business day following the receipt by the Escrow Agent of the Purchase Price, the Shares and the Stock Power. At the Closing, the Escrow Agent shall deliver (i) the Purchase Price to the Seller, and (ii) the Shares and the Stock Power to the Buyer.

                  (e) Purchase Price Adjustment. The Seller acknowledges that the Company has entered into a Merger Agreement with PDK Acquisition Corp. dated as of August 3, 2000 (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, the holders of the Company's common stock are entitled to receive $5.00 per share following the closing of the transactions contemplated by the Merger Agreement (the "Merger Consideration"). In the event that (i) the Merger Consideration paid to the Company's shareholders is increased (the "Increased Merger Consideration"), or (ii) the cash consideration paid to the holders of common stock as a result of the Company's acceptance of a higher offer from a third party is greater than the Merger Consideration (the "Higher Offer Price"), then the Purchase Price shall be increased to equal the higher of the Increased Merger Consideration or the Higher Offer Price (the "Sale Price"). Within (10) business days following the Closing of such transaction, the Buyer shall pay to Seller an amount equal to the difference between the Sale Price and the Per Share Price multiplied by the number of Shares.

         2. Representations and Warranties of the Buyer. The Buyer represents and warrants to Seller that:


                  (a) Buyer (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws, and (iii) has full power and authority to execute, deliver, and perform its obligations under this Agreement.

                  (b) The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary corporate action on the part of the Buyer.

                  (c) Buyer's execution. delivery, and performance of this Agreement has not resulted, and, will not result, in a breach of any provision of (i) Buyer's organizational documents, (ii) any statute, law, writ, order, rule, or regulation of any governmental authority applicable to Buyer (including provisions of the New York General Corporation Law governing a corporation's repurchase and redemption of its own stock, (iii) any judgment, injunction, decree or determination applicable to Buyer, or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which Buyer may be bound or to which any of the assets of Buyer are subject, in each case as in effect as of the Closing Date.

                  (d) This agreement (A) has been duly and validly authorized, executed, and delivered by Buyer and (B) is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability against Buyer may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors' rights generally and by the court's discretion in relation to equitable remedies; and

         3. Representations and Warranties of Seller. Seller represents and warrants to the Buyer that:

                  (a) [Seller (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws, and (iii) has full power and authority to execute, deliver, and perform its obligations under this Agreement.]

                  (b) Seller's execution. delivery, and performance of this Agreement has not resulted, and, will not result, in a breach of any provision of (i) Seller's organizational documents, (ii) any statute, law, writ, order, rule, or regulation of any governmental authority applicable to Seller, (iii) any judgment, injunction, decree or determination applicable to Seller, or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which Seller may be bound or to which any of the assets of Seller is subject, in each case as in effect as of the Closing Date.

                  (c) (i) This agreement (A) has been duly and validly authorized, executed, and delivered by Seller and (B) is the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with its terms, except that such enforceability against Seller may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors' rights generally and by the court's discretion in relation to equitable remedies; and

                           (ii) No notice to, registration with, consent or
approval of, or any other action by, any relevant governmental authority or other entity is or will be required for Seller to execute, deliver, and perform its obligations under, this Agreement.

                  (d) Seller is the sole legal and beneficial owner of, and has good title to, the Shares, free and clear of any mortgages, claims, liens, rights of first refusal or similar rights, security interests, options, pledges or encumbrances of any kind whatsoever (collectively, "Liens") and the Shares are not subject to any prior sale, transfer or assignment.

                  (e) No broker, finder. or other entity acting under Seller's authority is entitled to any broker's commission or other fee in connection with the transactions contemplated by this Agreement for which Buyer could be responsible. If a broker, finder, or other Entity acting under Seller's authority was involved in this transaction, Seller represents and warrants that such broker, finder, or other Entity was and is the representative of Seller, not of Buyer; that such broker, finder, or other Entity had no authority to make any statements on behalf of Buyer; that Seller had the opportunity to review all documentation independently of such broker, finder, or other Entity; that Seller has no recourse against Buyer for any misstatements that may have been made by such broker, finder, or other Entity; and that Seller is solely responsible for any fees due to such broker, finder, or other Entity arising out of this transaction.

                  (f) Seller (i) is a sophisticated investor with respect to the sale of the Shares, (ii) to its knowledge and in reliance on Buyer's representation in Section 2(c) of this Agreement has adequate information concerning Buyer's business and financial condition to make an informed decision regarding the sale of the Shares, and (iii) has independently and without reliance upon Buyer, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon Buyer's express representations and warranties contained in Section 2 of this Agreement. Seller acknowledges that Buyer has not given Seller any investment advice, credit information, or opinion on whether the sale of the Shares is prudent.

         4.       Conditions to Obligations to Close.

                  (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i)      The representations and warranties set forth
in Section 3 above shall be true and correct in all respects at and as of the Closing Date;

                           (ii)     No action, suit, or proceeding shall be
pending or threatened before any court or quasi-judicial or administrative agency within the jurisdiction of any Governmental Authority wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of Buyer to own, the Shares (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                           (iii)    Seller shall have delivered to Buyer stock
certificates evidencing all of the Shares in good delivery form and duly endorsed for transfer or accompanied by duly executed stock powers or other appropriate assignment documents;

                  Buyer may waive any condition specified in this Section if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i)      the representations and warranties set forth
in Section 2 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii)     no action, suit or proceeding shall be
pending or threatened before any court or quasi-judicial or administrative agency within the jurisdiction of any Governmental Authority wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  Seller may waive any condition specified in this Section if they execute a writing so stating at or prior to the Closing.

         5. Reliance on and Survival of Representations. All agreements, representations and warranties of each party hereto shall survive the execution and delivery of this Agreement for a period of one (1) year following the Closing Date.

         6. Indemnification. Each party hereto agrees to defend, indemnify and hold harmless the other party (the "Indemnified Party") from and against, and to reimburse the Indemnified Party with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by such Indemnified Party by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement or in connection with the transactions contemplated hereby. An Indemnified Party shall give prompt notice to the other party of any claim for indemnification arising under this Section 5. The indemnifying party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to the Indemnified Party, at the indemnifying party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense.

         7. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing, and delivered personally or by commercial messenger service; sent by registered or certified first class postage prepaid mail, return receipt requested; by telegram; by telecopy/facsimile (confirmed by first class postage prepaid mail); or by a nationally recognized overnight air carrier, in each case addressed as follows:

                  If to Seller:

                           Dune Holdings Inc.
                           135 East 57th Street
                           Suite 1100
                           New York, NY  10022-2050
                           Attention: Randolph K. Pace


                  with a copy to:

                           Morvillo, Abramowitz, Grand,
                             Iason & Silberberg, P.C.
                           565 Fifth Avenue
                           New York, New York 10017
                  Attention: Robert Morvillo, Esq.


                  If to the Buyer:

                           PDK Acquisition Corp.
                           145 Ricefield Lane
                           Hauppauge, New York 11788
                           Attention:  President


                  with a copy to:

                           Morrison Cohen Singer & Weinstein LLP
                           750 Lexington Avenue
                           New York, New York  10022
                           Attention: Robert Cohen, Esq.
                           Telecopier No.:  (212) 735-8680
or to such other address or telecopier number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any notice, request or communication hereunder shall be deemed to have been given (a) on the day on which it is delivered personally or by commercial messenger service to such party at its address specified above, (b) if sent by mail, on the third business day after the day it is deposited in the mail, postage prepaid, (c) if sent by telegram, when it is delivered to the telegraph company, addressed as aforesaid, (d) if telecopied to such party at the telecopier number (and confirmed) as specified above, on the day it is transmitted, or (e) if sent by overnight carrier, on the business day next following its dispatch.

         8. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

         9. Entire Agreement; Amendments. This Agreement and the Escrow Agent contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements or understandings between the parties with respect thereto. This Agreement may not be changed, modified, amended or altered except by an agreement in writing referring expressly to this Agreement and signed by each of the parties hereto.

         10. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11. Binding Effect. This Agreement shall bind and be enforceable by and against each of the parties in accordance with the terms hereof. This Agreement shall inure to the benefit of and be enforceable by and against their respective heirs and personal representatives, successors and assigns.

         12. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, policies or principles thereof relating to choice or conflicts of law.

         13.      Counterparts; Facsimiles.

                  (a) This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (b) A duplicate or facsimile copy of this Agreement shall have the same full force and effect as an originally executed counterpart of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                       DUNE HOLDINGS INC.


                                       By:
                                          -------------------------------------
                                            Name:  Randolph K. Pace
                                            Title: President


                                       PDK ACQUISITION CORP.


                                       By:
                                          -------------------------------------
                                            Name:  Reginald Spinello
                                            Title:

                                                                      EXHIBIT A

                            FORM OF ESCROW AGREEMENT

                                ESCROW AGREEMENT

         AGREEMENT made as of the ____ day of September, 2000, by and between PDK Acquisition Corp, a New York corporation with its principal offices at 145 Ricefield Lane, Hauppauge, New York 11788 (the "Buyer"), Dune Holdings Inc., a ______ corporation with its principal offices at 135 East 57th Street, Suite 1100, New York, NY 10022-2050 (the "Seller") and Berlack, Israels & Liberman LLP, with offices at 120 West 45th Street, New York, NY 10036 (the "Escrow Agent").

                               W I T N E S S E T H

         WHEREAS, the Escrow Agent has been advised that the Buyer is organized under the laws of the State of New York;

         WHEREAS, the Escrow Agent has been advised that the Buyer proposes to buy 200,000 shares of PDK Labs Inc. (the "Company") common stock (the "Common Stock") at $5.00 per share from the Seller.

         WHEREAS, the Buyer and Seller propose to establish an escrow account with the Escrow Agent; and

         WHEREAS, the Escrow Agent is willing to establish an escrow account on the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

         1. Establishment of Escrow Account On the date hereof the parties hereto shall establish, and by execution of the Agreement hereby agree to establish, a non-interest-bearing escrow account with The Chase Manhattan Bank, N.A. which escrow account shall be titled the Berlack, Israels & Liberman LLP Account for PDK Acquisition Corp. ("Escrow Account")

         2. Delivery of Checks. The Buyer in accordance with the terms of the Stock Purchase Agreement of even date will deposit $1,000,000 into an Escrow Account established by the Escrow Agent.

         3.        Disbursements from the Escrow Account.

                  (a) On the business day following the receipt by the Escrow Agent of the Preferred Stock and Common Stock from the Seller along with Stock Powers (the "Stock Powers") duly endorsed by Seller in blank (with signature guaranteed), the Escrow Agent will release the appropriate funds pursuant to the Stock Purchase Agreement to the Seller and the Preferred Stock, the Common Stock and the Stock Powers to the Buyer.

                  (b) Upon the disbursement of the funds pursuant to subparagraph (a) the Escrow Agent will have no further responsibility under this Agreement. In no event shall the Escrow Agent be obligated to disburse from the Escrow Account more than the aggregate amount of the funds received in escrow.

         4. Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature. It is further agreed that:

                  (a) The Escrow Agent shall have no duty or responsibility to enforce collection of any check, draft or other instrument for the payment of money delivered to it hereunder, but the Escrow Agent, shall return to the Seller, any check, draft or other instrument which is dishonored, together with the confirmation slip or other writing, if any, which accompanied such check, draft or other instrument;

                  (b) The Escrow Agent shall be protected in acting upon any notice, request, certificate, approval, consent, confirmation slip or other paper believed by it to be genuine and to be signed by the proper party or parties, it being understood that all notices, requests, certificates, approvals, consents or other papers shall be signed by the same person who has signed this Agreement on behalf of the Buyer and/or Seller;

                  (c) If the Escrow Agent shall receive instructions with respect to the escrowed funds from the Buyer and/or Seller which, in its sole opinion, are in conflict with other instructions received by it or any provision of the Agreement, it shall be entitled to hold the funds, or a portion thereof, in the Escrow Account pending the resolution of such conflict to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise, or the Escrow Agent, at its option, may deposit the funds in the registry of a court of competent jurisdiction in a proceeding to which all parties in interest are joined; and

                  (d) The Escrow Agent shall not be liable for any action taken or omitted hereunder unless such action is proven to constitute willful misconduct or gross negligence. The Escrow Agent shall not be liable for the default or misconduct of any agent or attorney appointed by it. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken or omitted by it in accordance with the advice of such counsel.

         5. Amendment: Resignation. This Agreement may be altered or amended only with the written consent of the Buyer and Seller and the Escrow Agent. Should the Buyer and/or Seller attempt to change the Agreement in a manner which, in the Escrow Agent's sole opinion, is undesirable, the Escrow Agent may resign as Escrow Agent upon five (5) business days' written notice to the Buyer and Seller; otherwise, it may resign as Escrow Agent at any time upon thirty (30) days written notice to the Buyer and Seller. In the case of the Escrow Agent's resignation its only duty shall be to hold and dispose of the escrowed funds in accordance with the original provisions of this Agreement until a successor Escrow Agent shall be appointed and written notice of the name and address of such successor Escrow Agent and a direction to transfer the escrowed funds to such successor shall be given to the Escrow Agent by the Buyer and Seller whereupon the Escrow Agent's only duty shall be to pay over to the successor Escrow Agent, the escrowed funds, less any portion thereof previously paid out in accordance with this Agreement.

         6. Warranties. The Buyer and Seller warrant to and agrees with the Escrow Agent that, unless otherwise expressly set forth in this Agreement:

                  (a) No party other than the parties hereto have, or shall have, any lien, claim or security interest in the escrowed funds or any part thereof; and

                  (b) No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specially or generally) the escrowed funds or any part thereof.

         7.       Indemnification and Contribution.

                  (a) The Buyer and Seller (the "Indemnitors") agree to indemnify the Escrow Agent and its partners, employees and agents (jointly and severally the "Indemnitees"), against and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Indemnitees may suffer of incur by reason of any action, claim or proceeding brought against the Indemnitees, arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates whether or not any action, claim or proceeding is the result of the negligence of the Indemnitees. If any person shall assert any claim (whether or not by the institution of any action, suit or other proceeding), against any of the Indemnitees arising out of this Agreement or any transaction to which this Agreement relates, whether or not such claim ultimately is established, the Indemnitor shall pay all costs and expenses of the defense of such claim, including, without limitation, reasonable counsel fees. There shall be included in the loss, liability, cost, damage and expense against which the Indemnitees are indemnified hereunder all sums which any of the Indemnitees may pay in settlement of any such claim with approval of the Indemnitors, which shall not be unreasonably withheld, delayed or conditioned.

                  (b) If the indemnification provided for in this Section 7 is applicable, but for any reason is held to be unavailable, the Indemnitors shall contribute such amounts as are just and equitable to pay (or to reimburse the Indemnitees for) the aggregate of any and all losses, liability, costs, damages and expenses, including reasonable counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any acts or omissions of the Escrow Agent hereunder.

                  (c) Any Indemnitee which proposes to assert the right to be indemnified under this Section 7, promptly after receipt of notice of commencement of any action, suit or proceeding against the Indemnitee under this
Section 7, will notify the Indemnitors of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify the Indemnitors of any such action, suit or proceeding shall not relieve the Indemnitors from any liability which it may have to any Indemnitee otherwise than under this Section 7 or under this Section 7, if such failure to notify shall not have materially and adversely affected the Indemnitors' defense of such action, suit, or proceeding. In case any such action, suit or proceeding shall be brought against any Indemnitee and it shall notify the Indemnitors or the commencement thereof, the Indemnitors shall be entitled to participate in and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnitee, and after notice from the Indemnitors to such Indemnitee of its election so to assume the defense thereof, the Indemnitors shall not be liable to such Indemnitee for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by such Indemnitee in connection with the defense thereof. The Indemnitee shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been authorized by the Indemnitors, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest among the Indemnitors and the Indemnitee in the conduct of the defense of such action (in which case the Indemnitors shall not have the right to direct the defense of such action on behalf of the Indemnitee) or (iii) the Indemnitor in fact shall not have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be borne by the Indemnitors.

         8. Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, and the federal and state courts of New York shall have exclusive jurisdiction to adjudicate any claims or disputes arising hereunder. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the escrowed funds shall be void as against the Escrow Agent unless:

                  (a) written notice thereof shall be given to the Escrow Agent, and

                  (b) the Escrow agent shall have consented in writing to such assignment or transfer.

         9. Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, and addressed to: the Buyer at 145 Ricefield Lane, New York, New York 11788, the Seller at 135 East 57th Street, Suite 1100, New York, NY 10022-2050 and the Escrow Agent at 120 West 45th Street, New York, NY 10036.

         10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by the law.

         11. Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

         12. Pronouns. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

         13.       Captions.   All captions are for convenience only and shall
not limit or define the text hereof.

         14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection herewith.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

PDK ACQUISITON CORP.                   BERLACK, ISRAELS
                                          & LIBERMAN LLP


By:                                    By:
   ------------------------------         ------------------------------



DUNE HOLDINGS INC.



By:
   ------------------------------
Name: Randolph K. Pace
Title:  President